EXHIBIT (a)(8)

            [FORM OF IRREVOCABLE STANDING ORDER TO SELL SHARES]

                  I, __________________________, have been granted
_____________ shares of restricted stock by Sycamore Networks, Inc. ("Sycamore"), that are evidenced by a restricted stock agreement between me and Sycamore (the "Agreement"), a copy of which is attached. Provided that I remain employed by Sycamore or one of its subsidiaries and do not have a change in service, the shares vest according to the vesting schedule set forth on the restricted stock agreement attached hereto.

                  Pursuant to the terms of the Agreement and as a condition of my receipt of the Shares (as defined below), I understand that on each vesting date I will recognize taxable ordinary income on the entire installment of shares of restricted stock vesting on that date (the "Shares") and that a sufficient number of the Shares will be deposited into my account at [broker] to be sold to fulfill my withholding tax obligations and applicable broker commission. Therefore, I HEREBY DIRECT [BROKER] TO SELL, AT THE MARKET PRICE AND ON EACH VESTING DATE SET FORTH ON THE RESTRICTED STOCK AGREEMENT ATTACHED HERETO (OR THE FIRST BUSINESS DAY THEREAFTER IF A VESTING DATE SHOULD FALL ON A DAY WHEN THE NASDAQ STOCK MARKET, OR OTHER EXCHANGE UPON WHICH SYCAMORE'S COMMON STOCK IS THEN TRADED, IS CLOSED), THE NUMBER OF SHARES THAT SYCAMORE INFORMS [BROKER] IS SUFFICIENT TO SATISFY THE APPLICABLE WITHHOLDING TAXES AND BROKER COMMISSION, IF NECESSARY, WHICH SHALL BE CALCULATED BASED ON THE CLOSING PRICE OF SYCAMORE'S COMMON STOCK ON EACH VESTING DATE. I understand that [broker] will remit the proceeds, net of broker commissions, to Sycamore for payment of the withholding taxes due.

                  I understand that if I make a timely election under
Section 83(b) of the Internal Revenue Code, to recognize tax with respect to this grant of restricted stock and provide Sycamore with (1) a copy of such election, (2) proof of filing such election and (3) a cash payment in the amount Sycamore anticipates is required to fulfill the tax withholding obligations with respect to the restricted stock, Sycamore shall not enforce its rights under this Irrevocable Standing Order to Sell Shares.

                  I hereby agree to indemnify and hold [broker] harmless from and against all losses, liabilities, damages, claims and expenses, including reasonable attorneys' fees and court costs, arising out of any
(i) negligent act, omission or willful misconduct by Sycamore in carrying out actions pursuant to the third sentence of the second preceding paragraph and (ii) any action taken or omitted by [broker] in good faith reliance upon instructions herein or upon instructions or information transmitted to [broker] by Sycamore pursuant to the third sentence of the second preceding paragraph.

                  I understand and agree that by signing below, I am making an Irrevocable Standing Order to Sell Shares that will remain in effect until all of the shares of restricted stock held by me have vested. I intend this Irrevocable Standing Order to sell shares to be irrevocable, and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this Irrevocable Standing Order to sell Shares. I also agree that this Irrevocable Standing Order to Sell Shares is in addition to and subject to the terms and conditions of any Account Agreement that I enter into with [broker].

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Signature                                Signature (Additional Account Holder)

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Print Name                               Print Name

Dated:  ______, 2001                     Dated:  ______, 2001